Exhibit 99.1

AmericanWest Bancorporation Announces Completion

of Merger with Far West Bancorporation

SPOKANE, WA – (Business Wire) – April 2, 2007–AmericanWest Bancorporation (NASDAQ: AWBC) announced today that its merger with Far West Bancorporation was completed on April 1, 2007. The transaction was valued at approximately $150 million, with Far West shareholders receiving $30 million in cash and AmericanWest common stock valued at approximately $120 million. Far West Bancorporation’s principal operating subsidiary, Far West Bank, was merged with and into AmericanWest Bank effective April 1, 2007.

Approximately 5.7 million shares of AmericanWest common stock will be issued in connection with the merger. The combined company has total assets of approximately $1.9 billion, total shareholders’ equity of approximately $270 million and 62 full service financial centers.

In accordance with the terms of the merger agreement, the AmericanWest board has appointed two former Far West directors to its board. These include Ivan T. Call, retired professor of business administration at Brigham Young University and Don Norton, former President and Chief Executive Officer of Far West. Mr. Norton has also entered into an employment agreement with AmericanWest under which he will serve as a regional director in the Utah market.

The integration of the Far West operating systems was also successfully completed as planned on April 1, 2007. The AmericanWest Bank financial centers in Utah will continue to operate under the Far West Bank brand name.

About AmericanWest Bancorporation

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 62 financial centers located in Eastern and Central Washington, Northern Idaho and Utah. For further information on the company or to access Internet banking, please visit our web site at www.awbank.net/IR.

Contacts:

AmericanWest Bancorporation:

Robert M. Daugherty

President and CEO

509.344.5329

bdaugherty@awbank.net

Patrick J. Rusnak

Chief Operating Officer

509.232.1963

prusnak@awbank.net

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